UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
October 29, 2012 (October 24, 2012)

CORONUS SOLAR INC.
(Exact name of registrant as specified in its charter)

British Columbia, Canada
(State or other jurisdiction of incorporation)

000-53697
(Commission File No.)

1100-1200 West 73rd Avenue
Vancouver, British Columbia
Canada   V6P 6G5
(Address of principal executive offices and Zip Code)

604-267-7078
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO MATERIAL DEFINITIVE AGREEMENTS.

On October 24, 2012, our wholly-owned subsidiary, Coronus Energy Corp. (“Coronus”), entered into a Vacant Land Purchase Agreement (the “29-Palms Morongo Agreement”). Under the 29-Palms Morongo Agreement, Coronus agrees to acquire a 24.23 acre parcel of vacant land, situated north of Twentynine Palms, in the County of San Bernardino, California, from Albert Carness. The purchase price is $86,683, all cash. Close of escrow is December 31, 2012. Coronus deposited $1,000 into escrow and agrees to deposit an additional $85,683 within sufficient time to close escrow. The 29-Palms Morongo Agreement is subject to Coronus’ board of director approval on or before December 17, 2012. There can be no assurance Coronus’ board of director approval will be obtained.

On October 24, 2012, Coronus entered into a Solar Photovoltaic Asset Sale Agreement (the “Solar PV Asset Sale Agreement”) with Solar Krafte Utilities Inc. (“Solar Krafte”). Solar Krafte holds a contract to purchase 100% of the membership in Industry Solar Power Generation Station 1 LLC (“Industry”). Under the Solar PV Asset Sale Agreement, Coronus agreed to purchase 100% of the membership in Industry from Solar Krafte for $1,250,000 (the “Cash Price”). Industry is a party to a Power Purchase Agreement (the “Industry PPA”) with Southern California Edison (“SCE”), under the CREST tariff, for a 1.5 MW concentrated photovoltaic power system (the “Industry System”). Completion of the Solar PV Asset Sale Agreement is contingent on SCE approving 1) a design change to the Industry System, 2) the invocation of Section 2.9(c) of the Industry PPA, extending the initial operation deadline of the generating facility, and 3) the relocation of the generating facility to Coronus’ Adelanto West Parcel. Each party has the right to terminate the Solar PV Asset Sale Agreement effective upon notice to the other party if SCE fails to approve, within 90 days from October 24, 2012, 1) the design change to the Industry System, 2) the invocation of Section 2.9(c) of the Industry PPA, or 3) the relocation of the generating facility to Coronus’ Adelanto West Parcel.

On entering into the Solar PV Asset Sale Agreement, Coronus deposited $40,000 with Solar Krafte, refundable to Coronus if SCE refuses to approve 1) the design change to the Industry System, 2) the invocation of Section 2.9(c) of the Industry PPA, or 3) the relocation of the generating facility to Coronus’ Adelanto West Parcel. Under the Solar PV Asset Sale Agreement, Solar Krafte covenanted, represented and warranted to Coronus that (a) Industry was, and will be, a party in good standing to the Industry PPA, as at the date of the Solar PV Asset Sale Agreement and the closing date, and (b) but for the obligations of Industry, pursuant to the Industry PPA, Industry had, and will have, no obligations as at the date of the Solar PV Asset Sale Agreement and the closing date.

The Industry PPA is a standardized, must-take, full buy/ sell, power purchase agreement, where SCE purchases all of the generating facility’s generation, net of station use. The term of the Industry PPA is 20 years. The price SCE pays for the generation shall be premised on the adopted 2009 Market Price Referent, and shall be adjusted according to SCE’s time of delivery periods and energy allocation factors, as scheduled in the Industry PPA. Without the invocation of Section 2.9(c) of the Industry PPA, extending the initial operation deadline of the generating facility, initial operation of the generating facility must be no later than June 28, 2013. The Industry PPA includes, but is not limited to, provisions in respect of termination, facility operation, billing and payment, curtailment, and insurance.

The purpose and business reason for the transaction is to realize economies by building multiple solar photovoltaic (PV) power systems on the same parcel. Coronus is currently developing two 1.5 MW_ac solar PV projects on the Adelanto West Parcel: Coronus Adelanto West 1 and Coronus Adelanto West 2. The successful addition of Industry to the development will decrease development costs on a per system basis, through scale and the leverage of fixed costs. Additionally, the 2009 Market Price Referent pricing captured in the Industry PPA is 16.2% higher than the 2011 Market Price Referent pricing currently awarded under the CREST tariff. Over the course of the 20 year life of the Industry PPA, we forecast this 16.2% to translate into an incremental tariff premium of approximately $1.25 million.

Jeff Thachuk, our president and a control person of us, is the chairman, chief executive officer, and a control person of Solar Krafte. Mark Burgert, a control person of us, is the president and a control person of Solar Krafte. Accordingly, entry into the Solar PV Asset Sale Agreement constitutes a related party transaction pursuant to Canada's Multilateral Instrument 61-101, Protection of Minority Security Holders in Special Transactions (“MI 61-101”). We relied on Section 5.5(a) of MI 61-101 for an exemption from the formal valuation requirement and Section 5.7(1)(a) of MI 61-101 for an exemption from the minority shareholder approval requirement as the fair market value of the transaction did not exceed 25% of our market capitalization.

On October 24, 2012, our board of directors approved Coronus’ entry into the Solar PV Asset Sale Agreement. As a director of our company, Mr. Thachuk declared his interest in the transaction and abstained from voting on the approval of the Solar PV Asset Sale Agreement.

ITEM 7.01          REGULATION FD DISCLOSURE.

We announced today Coronus’ entry into the 29-Palms Morongo Agreement, as disclosed above under Item 1.01. We announced also Coronus’ entry into the Solar PV Asset Sale Agreement, as disclosed above under Item 1.01.

ITEM 9.01          FINANCIAL STATEMENTS AND EXHIBITS.

Exhibits	Document Description

10.1	Solar Photovoltaic Asset Sale Agreement (Industry)
99.1	Press release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 29th day of October, 2012.

CORONUS SOLAR INC.

BY:	JEFFERSON THACHUK
Jefferson Thachuk
President, Principal Executive Officer, Principal Accounting Officer, Principal Financial Officer, Secretary, Treasurer and a member of the Board of Directors